Exhibit 8.1

Snell & Wilmer L.L.P.

600 Anton Boulevard

Suite 1400

Costa Mesa, California 92626-7689

TELEPHONE: (714) 427-7000

FACSIMILE: (714) 427-7799

August 11, 2016

Cyroport, Inc.

17305 Daimler Street

Irvine, CA 92614

Re:	Registration Statement on Form S-4 – Tax Opinion

Ladies and Gentlemen:

We have acted as counsel to Cyroport, Inc., a Nevada corporation (“Cryoport”), in connection with Cryoport’s preparation and filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) 7,067,788 new warrants representing the right to purchase shares of Cryoport’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $1.50 per share (the “New Warrants”), (ii) up to 7,067,788 shares of Common Stock issuable upon the immediate exercise of the New Warrants, (iii) 1,766,947 supplemental warrants representing the right to purchase shares of Common Stock at an exercise price of $3.00 per share (the “Supplemental Warrants”), and (iv) up to 1,766,947 shares of Common Stock issuable upon the exercise of the Supplemental Warrants, in each case to be issued in connection with an offer to the holders of Cryoport’s outstanding warrants to purchase shares of Common Stock at an exercise price of $3.57 per share (the “Original Warrants”) to exchange such Original Warrants for (1) an equal number of New Warrants, conditioned upon the immediate exercise of such New Warrants, and (2) one Supplemental Warrant for every four New Warrants exercised (the “Offer”).

We have reviewed the Registration Statement, including the offer letter/prospectus therein, together with such other documents and representations as we have deemed necessary or appropriate to enable us to render the opinion set forth below, and have assumed, with your permission, that (i) all such facts and other information concerning the Offer were initially, and are currently, true, correct and complete and will continue to be true, correct and complete through the closing of the Offer, (ii) the transactions contemplated by the Registration Statement will be consummated in accordance therewith and as described therein, and that no transaction or condition described therein and affecting this opinion will be waived or modified in any respect. Our opinion assumes and is expressly conditioned upon, among other things, the accuracy and completeness of the facts and other information set forth in the documents and representations referred to above, including, but not limited to, the assumptions and facts set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations.” We have also made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, rulings and decisions thereunder, and such other authorities as we have considered relevant, each as in effect on the date hereof. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. We express no opinions other than as to the federal income tax law of the United States of America as specifically contemplated in the Registration Statement. This opinion does not address any state, local or foreign tax consequences that may result from the transactions contemplated by the Registration Statement.

Based on, and subject to, the foregoing, and subject to the limitations and qualifications referred to in the Registration Statement, we confirm that the statements in the Registration Statement concerning United States federal tax matters under the heading “Material U.S. Federal Income Tax Considerations,” insofar as such statements constitute summaries of the United States federal tax matters referred to therein respecting (i) the exchange of Original Warrants for New Warrants and Supplemental Warrants, (ii) the required immediate exercise of the New Warrants for shares of our Common Stock, (iii) the ownership and sale of Common Stock received in connection with such exercise of the New Warrants, and (iv) the ownership of the Supplemental Warrants, fairly summarize, in all material respects, such legal matters and constitutes the opinion of Snell & Wilmer L.L.P.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.

This opinion is limited to the matters expressly stated herein. This opinion is rendered only as of the date of effectiveness of the Registration Statement, and we expressly disclaim any obligation to update or modify this opinion as a consequence of any future changes in applicable laws or the facts bearing upon this opinion or the impact of any information or document relied upon herein that becomes incorrect or untrue, any of which could affect our conclusions.

Very truly yours,

/s/ Snell & Wilmer L.L.P. Snell & Wilmer L.L.P.